EXHIBIT 99.1

Vapor Corp. Announces Uplisting to The NASDAQ Capital Market

DANIA BEACH, Fla., May 28, 2014—Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company”), a leading U.S. based electronic cigarette and vaporizer company whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig®, and Fifty-One®, today announced that The NASDAQ Stock Market LLC has approved the Company’s application to have its common stock listed on The NASDAQ Capital Market. Effective at the opening of trading on May 30, 2014, the Company’s common stock will trade on The NASDAQ Capital Market under its existing symbol “VPCO.”

“Uplisting to NASDAQ represents a key milestone for Vapor Corp. We believe that trading on The NASDAQ Capital Market will provide us increased visibility in the market place, greater access to capital, a broader investor base and ultimately help us implement our growth initiatives and enhance shareholder value,” said Jeff Holman, Chairman, President and CEO of Vapor Corp. “We likewise believe the additional exposure and credibility that Vapor Corp. will receive from the investment community as a NASDAQ listed company will generate broader media and industry awareness of our business and brands.”

The Company’s common stock will continue to be quoted on the OTCQB under its existing symbol “VPCO” until the close of trading on May 29, 2014.

For additional information regarding this matter, reference is made to the Company’s Current Report on Form 8-K dated May 28, 2014, as filed with the Securities and Exchange Commission on May 28, 2014.

About Vapor Corp.

Vapor Corp., is a leading U.S. based electronic cigarette and vaporizer company whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig® and Fifty-One®. We also design and develop private label brands for some of our distribution customers. Electronic cigarettes or “e-cigarettes,” and vaporizers are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes, vaporizers and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette and vaporizer brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance, financial condition and pending purchase of International Vapor Group, Inc.’s e-commerce, wholesale and retail operations and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

IR: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212)-896-1249 / (212)896-1250